Exhibit 99.1

NEWS RELEASE
NCI Building Systems Names Donald P. Riley President
HOUSTON, January 08, 2016 – NCI Building Systems, Inc. (NYSE: NCS), (”NCI”) a leading manufacturer of metal products for the nonresidential building industry, announced today that Don Riley has been promoted to the position of President of NCI Building Systems effective as of January 1, 2016. Don joined the Company in December 2014 as President, Group Business Segments, a role in which he leads the entire commercial organization. Don’s promotion recognizes the important role he has been playing in building a more competitive company by offering our customers a more integrated product line. Don will continue to report to Chairman and Chief Executive Officer Norman C. Chambers.

Norm Chambers said, “I am very pleased to promote Don into this role. Don and our entire leadership team are wholly focused on building on the excellent momentum gained in 2015 to deliver unparalleled performance and financial results.”

About NCI Building Systems
NCI Building Systems, Inc. is one of North America's largest integrated manufacturers of metal products for the nonresidential building industry. NCI is comprised of a family of companies operating manufacturing facilities across the United States, Mexico and China with additional sales and distribution offices throughout the United States and Canada. For more information visit www.ncibuildingsystems.com.

Contact:
Katy Theroux
Chief Human Resources Officer
281-897-7714

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